Exhibit 4.35

Contract No: Y853623

Commercial Property

Advance Sale Contract

Seller: Beijing Yinhe Wanda Real Estate Co., Ltd.

Buyer:

Advance Sale Permit No: Jing-Fang-Shou-Zheng (2008) 59

Project Name: Beijing Shijingshan Wanda Plaza

Property Location: [Room 601, Floor 5, Office Building A, Commercial and Financial Project under Phase II of Lugu Yinhe Business Zone in Shijingshan District]

Instructions

1.	This contract is a sample version, which has been prepared by Beijing Construction Commission and Beijing Administration of Industry and Commerce.

2.	Before signing this Contract, the Seller shall present to the Buyer the commercial property advance sale permit and other relevant certificates and supporting documents.

3.	The parties shall enter into this Contract on the principle of willingness, equality and good faith and neither party shall force the other party to accept its will. Both parties may make amendments, additions or deletions to the terms and conditions of this Contract. After the Contract takes effect, the printed text that is not amended shall be deemed as the content accepted by both parties.

4.	Before executing this advance sale contract, the Buyer shall carefully read the terms and conditions therein, particularly the clauses that are optional or supplementary, contain blanks for completion or involve amendments.

5.	In order to reflect the principle of willingness, blank lines are reserved after appropriate clauses herein for both parties to fill in their covenants or additional agreements. The Seller and the Buyer may enter into a reasonable and fair Supplementary Agreement depending on the circumstance of the Property to cover the issues not set forth or not detailed in the Contract, or additional covenants on such issues may be filled out in the blank lines reserved below relevant clauses.

6.	Both parties shall negotiate to determine the contents in the Contract that are provided in [ ] for option, or are to be filled out in reserved blank space, and other contents that are to be deleted or added. An item in [ ] shall be selected by marking “✓”; and if a situation described in the contract text does not occur or if both parties have no covenant thereupon, “×” shall be marked on the appropriate blank space to show deletion.

7.	When a dispute occurs during performance of the Contract, both parties may opt to sue before the people’s court in the place of location of the Property, or alternatively apply to an arbitration commission for ruling through arbitration. In the latter event, the arbitration request may be lodged to Beijing Arbitration Commission, China International Economic and Trade Arbitration Commission or a non-local arbitration commission.

8.	Both parties may determine the number of original copies of the Contract depending on the circumstance and carefully verify to ensure consistence of content of all copies; and the Buyer shall in all events hold at least one original copy of the Contract.

Beijing Commercial Property

Advance Sale Contract

Seller:	Beijing Yinhe Wanda Real Estate Co., Ltd.

Address:	Room 107G4, Building 1, Chongxin Tower, #3 Xijing Road, Badachu

New and High-technology Park, Shijingshan District, Beijing

Postcode:	100022

Business License Registration No:	110107010224940

Enterprise Qualification Certificate No:	SJ-A-6313

Legal Representative:	Ding Benxi	Tel:	58206868

Attorney:	×	Tel:	×

Appointed Sales Agency:	Beijing Yinhe Wanda Real Estate Co., Ltd.

Address:	Room 107G4, Building 1, Chongxin Tower, #3 Xijing Road, Badachu

New and High-technology Park, Shijingshan District, Beijing

Postcode:	100022

Business License Registration No:	110107010224940

Sales Agency Qualification Certificate No:	x

Sales Representative:	Liu Wenjie

Commercial Property Sales Representative’s Qualification Certificate No:

Jing-Jian-Xiao 16050

Buyer:	Beijing AmazGame Age Internet Technology Co., Ltd.

Legal Representative	:	Wang Tao	Nationality:	x

Business License	:	110000450025901

Date of Birth:	Day/Month/Year,	Sex:	×

Address:	×

Postcode:	×	Tel:	×

Attorney:	Legal Representative: Wang Tao	Nationality:	Chinese

ID No.	:	352101197504300812

Date of Birth:	April 30, 1975	Sex:	Male

Address:	Room 1210, Building 3, #3 Xijing Road, Badachu New and High-technology Park, Shijingshan District, Beijing

Postcode:	100040	Tel:	010-59563001

The Buyer and the Seller hereby agree as follows on the matter of commercial property purchase/sale based on equality, willingness, fairness and mutual agreement and in accordance with the Contract Law, the Law for Administration of Urban Real Estate and other relevant laws and regulations of the People’s Republic of China:

Article I. Basis of Project Construction

The Seller has obtained the use right of the State-owned land situated at the commercial and financial project under Phase II of Lugu Yinhe Business Zone by means of transfer. The State-owned Land Use Certificate Number of the Land is Jing-Shi-Guo-Yong (2008) 0027, the space covered by the land use right is 34776.14m2, the land occupied by the commercial property (the “Property” hereinafter) purchased by the Buyer is for office use, and the land use period is from June 21, 2007 to June 20, 2057. The number of the State-owned Land Use Right Transfer Contract of the Land is Jing-Di-Chu [He] (2007) 0242, the land whereupon the Property is situated is for office use, and the term of the land use right transfer is from June 20, 2007 to June 19, 2057.

The commercial property project constructed on the Land by the Seller as approved is temporarily named: Beijing Shijingshan Wanda Plaza (the “Project”), the construction project planning permit number is: 2007-Gui (Shi) Jian 0076, the construction permit number is: [2008] Shi-Jian 0022, the date of construction commencement and of completion agreed in the construction contract is January 15, 2008 and March 24, 2010 respectively.

Article II. Basis of Sale

Beijing Construction Commission has approved the Property for advance sale and the advance sale permit number is: Jing-Fang-Shou-Zheng (2008) 59.

Article III. General Condition

The main structure of the building containing the Property is: reinforced concrete structure and the building is composed of 19 floors, including 19 above and 0 under the ground.

No. 1 Property is located at [Room 601, Floor 5, Office Building A, Commercial and Financial Project under Phase II of Lugu Yinhe Business Zone in Shijingshan District].

The Property is Room 601 on the 5th floor of [Building][Block] Office Building A of the project set forth in Article 1. The room number is a temporary version and the final room number shall be the one ratified by the public security administration, and the plan of the Property and the map showing its location in the entire building are provided in Attachment I.

Purpose of the Property:     office     ;     Floor Height:     3.6m     , [Net Height of Sloping Ceiling] Minimum:     ×     meters, Maximum:     ×     meters. Orientation of the Property:     southeastward     ; Number of Balconies: 0     , including 0 enclosed and 0 open balconies.

The real estate survey and mapping institution appointed by the Seller to anticipate the space of the Property is Beijing Jinghai Zongheng Survey and Mapping Co., Ltd. and the total built floor area of the Property as anticipated by said institution is     125.1     square meters. The anticipated area includes 81.45 m2 of indoor built floor area and 43.65m2 of shared built floor area of common parts and common buildings. See Attachment II for explanation of the composition of the shared portion of common parts and common premises.

The construction status of the building containing the Property is ×     as of the execution of this Contract.

Floor height in this article refers to the vertical distance between the upper and the lower floors or between the ceiling and the floor. Net height refers to the vertical distance between the floor or ground surface to the bottom of the upper floorstab or hanging ceiling.

Note: Article III of the original Chinese version of the Contract contains 141 separate descriptions of the 141 units purchased under the Contract, whose descriptions are identical to the foregoing description of Unit 601 except for each unit’s floor level, room number, square meters and facing direction. The total area of the 141 units purchased under the Contract is 14953.5 square meters.

Article IV. Mortgage

The mortgage status of the Property is:     Clause 2 and 3     .

1. No mortgage has been set on the land use right and construction-in-progress shared by the Property.

2. The land use right shared by the Property has been mortgaged, the mortgagee is: Construction Bank of China Beijing ChangAn Branch, the mortgage registration authority is: Beijing Soil and Resource Bureau Shijingshan Sub-bureau, and the date of mortgage registration is: May 20, 2009.

3. The construction-in-progress of the Property has been mortgaged, the mortgagee is: Construction Bank of China Beijing ChangAn Branch, the mortgage registration authority is: Beijing Soil and Resource Bureau Shijingshan Sub-bureau, and the date of mortgage registration is: May 20, 2009.

                                                                             ×                                                                          .

See Attachment III for the document certifying the mortgagee’s consent to advance sale of the Property and the covenants concerning the mortgage.

Article V. Pricing and Price

In the event that the Property is of residential nature, the Seller and the Buyer agree to calculate price of the Property using Method       ×   here below.

If the Property is not for residence, the Seller and the Buyer agree to calculate price of the Property using Method     2     here below.

1. Based on indoor built floor area, unit price of the Property is     × (Currency)     ×     (Amount) per square meter, and the total price is ×     (Currency)     ×     (Amount) ONLY (in capital letters).

2. Based on built floor area, the unit price of the Property for Unit 601 is RMB [14700]         (Amount) per square meter and the total price is RMB ONLY (in capital letters).

3. Based on suite (unit), total price of the Property is ×    (Currency)     × ONLY (in capital letters).

4. Based on     ×    , total price of the Property is     ×     (Currency) ×         ONLY (in capital letters).

Note: Article V of the original Chinese version of the Contract contains 141 separate descriptions of the 141 units purchased under the Contract, the unit price of which is identical to that of Unit 601 as stated above. The total price for the 141 units purchased under the Contract is RMB 219,816,466 (Two Hundred and Nineteen Million, Eight Hundred and Sixteen Thousand and Four Hundred and Sixty Six).

See Attachment IV for detailed covenants.

Built floor area in the present article refers to outer horizontal projection space of floors above plinth of outer walls, including balconies, corridors, basements, outdoor stairs etc., that are permanent buildings with upper covers, of solid structure, and of inter-floor height of or above 2.20m.

Indoor built floor area refers to the sum of usable indoor area of a suite of commercial property (apartment), area of wall coverage inside the suite and built floor area of the balcony (balconies) of the suite.

Article VI. Terms & Schedule of Payment

The Buyer shall pay price of the Property according to the     2nd     term here below:

1. lump-sum payment

2. installment payments

3. loan payment:     ×    . The Buyer may initially pay     ×    % of total price of the Property, with the rest paid using a loan from     x     or     ×     Bank.

4. Other terms of payment.

See Attachment V for detailed terms and schedule of payment.

Article VII. The Seller undertakes that the Property is free of title disputes, and the Seller shall assume due responsibility if title registration cannot be fulfilled for the Property or any debt dispute occurs due to the Seller’s reason.

                            ×                             .

Article VIII. Covenant on Planning Changes

The Seller shall build the Property according to the conditions set forth on the construction project planning permit issued by the planning administration, and shall not make any change without permission.

When the Seller essentially needs to change the conditions set forth on the construction project planning permit, it shall obtain written consent from the affected buyers, and approval from the planning administration. If such change has caused the Buyer’s loss of its rights and interests, the Seller shall provide appropriate compensation to the Buyer.

Article IX. Covenant on Design Changes

(I) Subject to approval by the design review institution appointed by the planning administration in charge, if the following design changes in construction drawings and design documents of construction projects affect the quality or functions of the commercial property purchased by the Buyer, the Seller shall notify the Buyer in writing within 10 days from the date of approval of such changes by the design review institution.

1. Form of structure, room layout, dimensions and orientation of the Property;

2. means of heating;

3.             ×            ;

4.             ×            ;

5.             ×            .

If the Seller fails to notify the Buyer within the prescribed period, the Buyer shall have the right to reject and return the Property.

(II) Within 15 days from arrival of said notice, the Buyer shall give a written reply stating whether or not to reject and return the Property. The Buyer’s failure to give such written reply will be deemed as acceptance of the changes.

(III) If the Buyer chooses to reject and return the Property, the Seller shall refund the previously paid price to the Buyer within 20 working days from the arrival date of the notice of property rejection and return, plus interest calculated using the interest rate of the People’s Bank of China for loans in the same period. If the Buyer chooses not to reject and return the Property, it shall separately execute a supplementary agreement with the Seller.

                            ×                             .

Article X. Overdue Payments

The Buyer’s failures to pay at agreed time shall be handled according to Methods     1 and 2     here below:

1. Each overdue payment shall be handled individually based on the overdue duration ((1) and (2) will not be cumulated)

(1) In the event of an overdue payment within     90     days, the Buyer shall pay a daily penalty equivalent to 0.2‰ of the overdue amount to the Seller for each day during the period from the day immediately following the date when the amount becomes due to the day when the amount is actually paid, the penalty shall be paid to the Seller within     30     days from the date when the overdue amount is actually paid, and performance of the Contract will be continued.

(2) If the overdue payment is beyond 90 days, the Seller shall have the right to cancel the Contract. If the Seller cancels the Contract, the Buyer shall pay penalty to the Seller within     ×     days from the arrival date of the cancellation notice, which shall be equivalent to     ×    % of the cumulative sum of overdue payments, and the Seller shall refund all amounts that have been previously paid by the Buyer. If the Buyer is willing to continue to perform the Contract and the Seller agrees so, the Contract will be continued, the Buyer shall pay a daily penalty equivalent to 0.2‰ (such percentage shall not be lower than the percentage set forth in Sub-clause (1)) of the overdue amount to the Seller for each day during the period from the day immediately following the date when the amount becomes due to the day when the amount is actually paid, and the penalty shall be paid to the Seller within     30     days from the date when the overdue amount is actually paid.

Overdue amount in the present article refers to the difference between the amount of the payment due and payable as agreed in Article VI and the actually paid amount of that payment; in the event of installment payments, an overdue amount shall refer to the difference between the amount of an installment due and payable and the actually paid amount of that installment.

2. Pursuant to Sub-clause (2) hereinabove, the Seller shall have the right to cancel the Contract in the event of an overdue payment beyond 90 days. If the Seller chooses to cancel the Contract, both parties shall perform applicable covenants in the supplementary agreement as Attachment IX of the Contract (the “Supplementary Agreement”).

Article XI. Delivery Conditions

(I) The Seller shall deliver the Property to the Buyer by September 30, 2009.

(II) At the time of delivery, the Property shall meet the conditions listed under Items 1, 2, _×_, _×_, _×_ and _×_ here below; additionally, if the Property is for residence, the Seller shall provide “Residential Property Quality Warranty Certificate” and “Residential Property User Instructions”.

1. The planning inspection approval document and construction project completion inspection filing form have been obtained for the Property.

2. A technical report of actual space of the Property has been issued by a qualified real estate survey institution.

3. The Seller has obtained the title certificate of the building containing the Property.

4. Municipal infrastructure conditions promised by the Seller in Article XII are satisfied.

5. The Seller has provided “Residential Property Project Household-based Quality Inspection Form” in the event that the Property is of residential nature.

6.                             ×                             ;

7.                             ×                             .

Article XII Undertakings on Municipal Infrastructures and Other Facilities

The Seller undertakes that municipal infrastructures and other facilities directly associated with normal use of the Property will meet the following conditions on the agreed dates:

1. Municipal Infrastructures:

(1) water supply and drainage: meet usable condition on     September 30, 2009;

(2) power supply: meet usable condition on     September 30, 2009;

(3) heating:     meet usable condition on     day/month/year;

(4) gas supply: meet usable condition on     day/month/year;

(5)                                          ×                                         .

(6) The following is left blank.

If the conditions are not met within the agreed time period, both parties agree to handle the situation according to the following terms:

(1) The Seller takes remedial measures to ensure that the Buyer can use relevant infrastructures. If one or more of the above infrastructures still fail to meet usable conditions within 30 days from expiration of the agreed time period, the Seller shall pay penalty to the Buyer for each day of delay from expiration of said 30-day period, which shall be equivalent to 0.1‰ of the total purchase price of the Property. (The penalty shall not be cumulated among various items of infrastructures) The Buyer shall have the right to cancel the Contract in the event that such a delay lasts for above 90 days and the infrastructure(s) still fail to meet usable conditions. If the Buyer chooses to cancel the Contract, both parties shall perform applicable covenants in the Supplementary Agreement. If the Buyer selects to continue performance of the Contract, the Seller shall pay penalty to the Buyer pursuant to the foregoing covenant until the day when the Buyer can normally use the infrastructure(s) concerned.

(2) Save for the above remedial measures and compensation, the Buyer shall not request any other compensation from the Buyer by reason of failure of infrastructures to meet the agreed requirements.

2. Other Facilities

(1) Public Green Areas: Meet         ×                            on day/month/year;

(2) public roads: Meet         ×                             on day/month/year;

(3) public parking lot:         Meet usable condition on September 30, 2009  ;

(4) kindergarten: Meet         ×             on day/month/year;

(5) school: Meet         ×             on day/month/year;

(6) club: Meet         ×            on day/month/year;

(7) shopping center: Meet         ×             on day/month/year;

(8) sport facilities: Meet         ×            on day/month/year;

(9)     indoor communication & network: Meet usable condition on day/month/year  ;

(10) elevators: meet usable condition on September 30, 009

If the conditions are not met within the agreed time period, both parties agree to handle the situation according to the following terms:

(1) The Seller continues to take measures enabling the above facilities to meet the conditions.

(2)                                          ×                                         .

Article XIII. Delivery Delay

Except for delays caused by force majeure, the Seller’s failure to deliver the Property to the Buyer at the time and according to the conditions agreed in Article XI shall be handled according to the 1st and 2nd terms here below:

1. A delivery delay shall be handled individually based on its duration (Item (1) and Item (2) shall not be cumulated).

(1) When the delay is within     90     days, the Seller shall pay a daily penalty equivalent to 0.2‰ of the price previously paid by the Buyer for the period from the day immediately following expiration of the delivery period agreed in Article XI to the date of actual delivery, the penalty shall be paid to the Buyer within 30 days from the date of actual delivery of the Property, and performance of the Contract shall be continued.

(2) If the delay is beyond 90 days, the Buyer shall have the right to reject and return the Property. If the Buyer chooses to reject and return the Property, the Seller shall refund all previously paid amount to the Buyer within     ×    days from the arrival date of the rejection and return notice, plus penalty equivalent to     ×    % of the amount previously paid by the Buyer. If the Buyer requests continued performance of the Contract, the Contract will be continued and the Seller shall pay a daily penalty equivalent to 0.2‰ of the total price previously paid by the Buyer for the period from the day immediately following expiration of the delivery period agreed in Article XI to the date of actual delivery, and the penalty shall be paid to the Buyer within     30     days from the date of actual delivery of the Property.

2. If the Buyer selects to cancel the Contract pursuant to Sub-clause (2) hereinabove, both parties shall perform applicable covenants in the Supplementary Agreement.

Article XIV. Space Difference

On delivery of the Property, the Seller shall display to the Buyer the technical report of actually surveyed space of the Property as issued by the qualified real estate survey institution appointed by the Seller, and provide the Buyer with the actual surveyed space data of the Property (the “Actual Surveyed Space” hereinafter). Both parties agree to handle a difference between the Actual Surveyed Space and the anticipated space stated in Article III according to the 2nd term here below:

1. Pursuant to the covenant in Article V with regard to pricing based on indoor built floor area, both parties agree to handle space difference according to the following principles:

(1) If the absolute error ratio of indoor built floor area is 3% or lower, the price of the Property shall be settled based on the actual space.

(2) If the absolute error ratio of indoor built floor area is above 3%, the Buyer shall have the right to reject and return the Property.

If the Buyer selects to reject and return the Property, the Seller shall, within 30 days from the arrival date of the notice of such rejection, refund the price previously paid by the Buyer, plus interest calculated using the interest rate of the People’s Bank of China for current deposits in the same period.

If the Buyer chooses not to reject and return the Property and the actual surveyed indoor built floor area is above the anticipated indoor built floor area, the Buyer shall further pay for the excessive indoor built floor area that is at or below the absolute error ratio of 3%; while the Seller shall pay for the portion beyond 3% and the title thereto shall vest in the Buyer. When the actual surveyed indoor built floor area is less than the anticipated indoor built floor area, the Seller shall refund to the Buyer the price of the deficient space at or below the absolute ratio of 3%; and shall refund a doubled amount for the deficient space beyond the ratio of 3%.

                Actual Surveyed Indoor Built Floor Area–Anticipated Indoor Built Floor Area

Error Ratio of Indoor Built Floor Area=                                         x    100%

                                                                         Anticipated Indoor Built Floor Area

2. Pursuant to the covenant in Article V with regard to pricing based on built floor area, both parties agree to handle space difference according to the following principles:

(1) If the absolute error ratio of built floor area and of indoor built floor area is 3% or lower, the price of the Property shall be settled based on the actual surveyed space.

(2) If either of the absolute error ratios of indoor built floor area and built floor area is above 3%, the Buyer shall have the right to reject and return the Property.

If the Buyer selects to reject and return the Property, the Seller shall, within 30 days from the arrival date of the notice of such rejection, refund the price previously paid by the Buyer, plus interest calculated using the interest rate of the People’s Bank of China for loans in the same period.

If the Buyer chooses not to reject and return the Property and the actual surveyed built floor area is above the anticipated built floor area, the Buyer shall further pay for the excessive built floor area that is at or below the absolute error ratio of 3%; while the Seller shall pay for the portion beyond 3% and the title thereto shall vest in the Buyer. When the actual surveyed built floor area is less than the anticipated built floor area, the Seller shall refund to the Buyer the price of the deficient space at or below the absolute ratio of 3%; and shall refund a doubled amount for the deficient space beyond the ratio of 3%.

                Actual Surveyed Built Floor Area—Anticipated Built Floor Area

Error Ratio of Built Floor Area =                                        x 100%

                                                                               Anticipated Built Floor Area

3. Other agreement by both parties:

                                         ×                                         .

Article XV. Transfer Procedure

(I) After the Property meets the delivery conditions agreed in Article XI, the Seller shall, 7 days before the delivery date, give a written notice to the Buyer to state the time and place of the property transfer procedure and the certificates and documents to be presented by the Buyer. During inspection and transfer of the Property, the Seller shall present the supporting documents agreed in Article XI and shall have met other conditions set forth in Article XI. If the Seller fails to present such supporting documents or the supporting documents are not complete, or if the Property fails to meet other conditions agreed in Article XI, the Buyer shall have the right to reject the Property, the Seller shall bear responsibility for the resulting delivery delay, and the delay shall be handled according to Article XIII.

After inspection and transfer of the Property, both parties shall sign a commercial property transfer note. If the transfer procedure cannot be fulfilled on time due to the Buyer’s reason, both parties agree to handle the situation according to the following terms:

The Seller will be deemed as having delivered the Property on time and at conforming quality on the date when the Property ought to be delivered, from which date the Buyer shall bear property management fee and other expenses and charges of the Property and the warranty period of the Property shall commence; at the same time, the Buyer shall pay price of the Property as scheduled according to the covenants in Attachment V, or otherwise it shall bear responsibility for overdue payment.

(III) Both parties agree to pay taxes according to the 3rd term here below:

1. The Seller shall not use the Buyer’s payment of taxes as a condition on delivery of the Property.

            ×                                                             .

2. The Buyer agrees to authorize the Seller to pay duties and taxes under Items     1    ,     2    ,     5    ,     ×,   ×   and   ×   on its behalf, and to pay said duties and taxes to the Seller on acceptance of the Property.

(1) special repair fund (public repair fund);

(2) contract tax;

(3) property management fee agreed in Article XXII;

(4) heating expense;

(5) handling fee for obtaining property title certificate, and other taxes to be paid for obtaining the title certificate;

(6) ×                                                                                                                                       .

3. The Buyer will pay by itself the taxes and fees under Items     (1),    (2)    ,    ×,    ×,    ×,    ×   and  ×   here below to appropriate authorities, and present the payment vouchers to the Seller on acceptance of the Property.

(1) special repair fund (public repair fund);

(2) contract tax;

(3) property management fee agreed in Article XXII;

(4) heating expense;

(5)   ×

(6)   ×

Article XVI. Covenant on Quality, Decoration and Fixture Standards

(I) The Seller undertakes that the building materials, structures and component units used for the Property are qualified and that the Property meets the national and local project quality specifications and standards, and the requirements of the construction drawings and design documents.

(II) The Seller and the Buyer agree as follows:

1. The Buyer shall have the right to reject and return the Property if the foundation and main structure of the Property is tested to be unqualified. If the Buyer rejects and returns the Property, the Seller shall, within 20 working days from the arrival date of the reject notice, refund all previously paid price to the Buyer plus interest calculated using the interest rate of the People’s Bank of China for loans in the same period, and compensate the losses caused to the Buyer, if any. The resulting testing costs and expenses shall be borne by the Seller.

If the Buyer requests continued performance of the Contract, it shall separately execute a supplementary agreement with the Seller.

                                                 ×

2. If the air quality in the Property is tested to be nonconforming to the national standard (with exception to nonconformity caused by the Buyer), the Buyer shall have the right to reject and return the Property within 60 days from the date of delivery of the Property (which period shall not be shorter than 60 days). If the Buyer rejects and returns the Property, the Seller shall refund all previously paid price to the Buyer within 20 working days from the arrival date of the rejection notice plus interest calculated using the interest rate of the People’s Bank of China for loans in the same period, and compensate the losses caused to the Buyer, if any. The resulting testing costs and expenses shall be borne by the Seller.

If the Buyer does not reject and return the Property or if the Property has been delivered for use for more than 120 days, the Buyer shall separately execute a supplementary agreement with the Seller.

                                                 ×

3. As of delivery, the Property should have passed inspections by the construction, survey, design, building and project supervision units, the Seller shall inspect the Property in conjunction with the Buyer, and both parties agree to handle other problems (if any) found during the inspection according to Term   (3)   here below:

(1) The Seller shall deliver the repaired Property within   × days. The resulting liability for the delivery delay shall be borne by the Seller and handled according to Article XIII.

(2) The Seller shall be responsible for repair of the Property within × days from the date of delivery and according to national and local project quality specifications and standards, bear the repair costs and expenses, and compensate the losses caused to the Buyer.

(3) The Seller shall assume warranty responsibility according to the provisions in the “Quality Warranty Certificate”.

4. Decoration and fixtures of the Property delivered by the Seller shall meet the standards agreed by both parties. If they are inferior to said agreed standards, the Buyer shall have the right to require the Seller to handle the situation according to Term   (1)   here below:

(1) The Seller compensates a doubled amount of the deficient value of the decoration and fixtures.

(2) Both parties perform applicable covenants in the Supplementary Agreement.

(3)             ×

See Attachment VI for detailed covenants on decoration and fixture standards.

(III) On occurrence of a project quality dispute between the Seller and the Buyer, either party may appoint a qualified construction project quality testing institution to examine the quality of the Property and each party is obliged to cooperate with the other party during such test.

            ×                                                                                                                                           .

Article XVII. Residential Property Warranty Responsibility

(I) If the Property is of residential nature, the Seller shall assume appropriate warranty responsibility according to the “Residential Property Quality Warranty Certificate” from the date of delivery of the Property.

If the Property is not of residential nature, both parties shall execute a supplementary agreement to specify the scope, period and responsibilities of warranty.

(II) If a quality problem occurs within the scope and period of warranty of the Property and if both parties have set forth covenants on return of the Property in such situation, the problem shall be handled pursuant to the covenants; and if such covenants are not available, the Seller shall fulfill its warranty obligation and the Buyer shall cooperate in the warranted repair. The Seller will assume no responsibility for damages not caused by it.

Article XVIII. Energy-saving Measures for Residential Property

If the Property is of residential nature, it shall meet national regulations concerning energy-saving of buildings and the requirements of the “Energy-saving Design Standard of Residential Buildings” (DBJ01—602—2004) issued by Beijing Municipal Planning Commission and Beijing Construction Commission. If the Property fails to meet such standards, the Seller shall supplement energy-saving measures according to the “Energy-saving Design Standard of Residential Buildings” and bear all costs and expenses thereof; and shall compensate the losses caused to the Buyer, if any.

Article XIX. Undertakings concerning Use of the Property

During use of the Property, the Buyer shall not alter the main structure, bearing structure and purpose of the Property without permission. Unless otherwise agreed in this Contract, the Supplementary Agreement and the attachments thereto, the Buyer shall have the right to share with other property owners the common parts and facilities associated with the Property during its use of the Property, and bear obligations based on the space of common parts and facilities it shares.

The Seller shall not alter the use of the common parts and facilities associated with the Property without permission.

            ×

Article XX. Title Registration

(I) Initial Registration

The Seller shall obtain the title certificate of the building containing the Property by February 28, 2010. If the title certificate of the building is not obtained within the period set forth in the present article due to the Seller’s reason, both parties agree to handle the situation according to the 2nd term here below:

1. The Buyer shall have the right to reject and return the Property. If the Buyer selects to do so, the Seller shall refund the total previously paid price within × days from the arrival date of the rejection notice, plus penalty equivalent to ×    % of such previously paid price. If the Buyer chooses not to return the Property, the Contract will be continued, the Seller shall pay a daily penalty equivalent to × of the total previously paid price to the Buyer for the period from the day immediately following expiration of the time limit for obtainment of the title certificate of the building containing the Property to the date when the title certificate is actually received, and the penalty shall be paid to the Buyer within × days from the day when the Seller actually receives the title certificate.

2. The Buyer will not request rejection and return of the Property or request the Seller to assume compensation responsibility by this reason, and both parties agree to perform the covenant in Sub-clause (II) “Transfer Registration” of the present article.

(II) Transfer Registration

1. After the Property is delivered for use, both parties agree to proceed according to Term (3) here below:

(1) Both parties jointly apply to the title registration authority for registration of title transfer of the Property.

(2)The Buyer agrees to appoint          to apply to the title registration authority for title transfer registration of the Property, and the fee payable to the appointed attorney shall be RMB              (in capital letters).

(3) See details in covenants in the Supplementary Agreement.

2. If the Buyer fails to obtain the title certificate of the Property within 360 days from the date of delivery of the Property due to the Seller’s reason, both parties agree to proceed according to Term (2) here below:

(1)The Buyer shall have the right to reject and return the Property. If the Buyer rejects and returns the Property, the Seller shall refund the total previously paid price to the Buyer within × days from the arrival date of the rejection notice plus interest calculated using the interest rate of ×. If the Buyer chooses not to return the Property, the Seller shall pay a daily penalty equivalent to × of the total previously paid price to the Buyer for the period from the day immediately following expiration of the time limit for obtainment of the title certificate of the Property by the Buyer to the date when the Buyer actually receives the title certificate, and the penalty shall be paid to the Buyer within × days from the day when the Buyer actually receives the title certificate.

(2) Both parties shall perform applicable covenants in Attachment V and the Supplementary Agreement.

Article XXI. Covenant on Common Interests and Rights

1. The use right of the roof of the building containing the Property shall belong to all property owners of the building.

2. The use right of the outer wall surface of the building containing the Property shall belong to all property owners of the building.

3. The naming right of the building containing the Property shall belong to the Buyer.

4. The title use right of the residential zone (Project) where the Property is located shall belong to the Seller.

5.         ×                                                              °

Article XXII. Covenant on Attached Buildings and Structures

Both parties agree that underground garage and other attached buildings and structures of the Property shall be handled according to the 2nd term here below:

1. When the Seller sells the Property,      ×    ,     ×    ,     ×     and     ×     attached to the Property shall be transferred in conjunction with the Property.

2. When the Seller sells the Property, the ground parking position, underground parking lot and any and all other attached buildings and structures not included in the common built floor area shared by the Property shall not be transferred in conjunction with the Property.

Article XXIII. Property Management Service in Initial Period

(I) The property manager selected and appointed by the Seller pursuant to law is Beijing Wanda Commercial Plaza Management Co., Ltd., of which the qualification certificate number is Jing-Wu-Qi-San [2008] 0171.

(II) During the initial period of property management, the rate of property management fee is /month/m2 (built floor area). The rate is composed of the payroll, social security and prescribed welfare funds of property management service staff; the expenses of day-to-day operation and maintenance of common parts and shared facilities and equipments; the cost of cleaning of the areas within the property management company’s jurisdiction; the maintenance of greening in areas within the property management scope; the cost of maintenance of good order in areas within the property management scope; office expense of the property management company; depreciation of fixed assets of the property management company; costs of common parts, shared facilities and equipments and of public responsibility insurance; other costs and expenses incurred for the purpose of property management; and statutory taxes.

Ground Parking Management Fee:     ×    , Underground Parking Management Fee:     ×    .

(III) The property management company will charge property management fee according to Term     × here below:

1. Property management fee will be collected on an annual basis and the Buyer shall pay the fee by January 15 of each year.

2. Property management fee will be collected on a semiannual basis and the Buyer shall respectively pay the fee by January 15 and July 15 of each year.

3. Property management fee will be collected on a quarterly basis and the Buyer shall respectively pay the fee by January 15, April 15, July 15 and October 15 of each year.

(IV) See Attachment VII for the content of property management service and of the temporary Property Owners’ Convention. The Buyer has carefully read the full content in Attachment VII about property management service and the temporary Property Owners’ Convention, agrees the property management company lawfully appointed by the Seller to provide property management service in the initial period, and agrees to abide by the temporary Property Owners’ Convention.

Article XXIV. Special Repair Fund

If the Buyer authorizes the Seller to pay the special repair fund (public repair fund) on its behalf, the Seller shall submit the payment voucher of the special repair fund (public repair fund) to the Buyer within     ×     days from the date of its acceptance of such appointment.

If the Buyer pays the special repair fund (public repair fund) by itself, the payment voucher of the special repair fund (public repair fund) shall be submitted to the property management company [at the time of ×][within×days from the date of] delivery of the Property.

Article XXV. Force Majeure

In the event of impossibility to perform this Contract as agreed due to force majeure, liability for the nonperformance will be fully or partially relieved depending on the impact of the force majeure, provided that the party being prevented from performing the Contract as result of the force majeure shall notify the other party in a timely manner and provide a supporting document to the other party within 30 days from the ending date of the force majeure event.

Article XXVI. Settlement of Disputes

Both parties shall negotiate to seek settlement of disputes occurring during performance of this Contract; and if negotiation fails, the disputes shall be resolved using the 2nd method here below:

1. Refer the disputes to         ×         Arbitration Commission for settlement through arbitration.

2. Sue before a people’s court pursuant to law.

Article XXVII. This Contract shall take effect from the date of signing (stamping) by both parties. Both parties may sign a written supplementary agreement to include changes or additions to issues not set forth, not specified or not applicable in this Contract, provided that this Contract shall remain prevailing when such supplementary agreement contains clauses that unreasonably reduce or exempt the responsibilities to be borne by the Seller under this Contract, or that unreasonably add more responsibilities to the Buyer and exclude the major rights of the Buyer. Cancellation of this Contract shall be made in writing. Attachments and the supplementary agreement hereto shall enjoy equal legal effectiveness as this Contract.

Article XXVIII. This Contract and the attachments hereto comprise pages in aggregate and are made in FOUR identical copies, each enjoying equal legal effectiveness, of which the Seller and the Buyer respectively hold TWO copies.

Article XXIX. Within 30 days from the effective date of this Contract, the Seller shall apply to Beijing Shijingshan District Construction Commission for fulfilling the registration and filing procedure of the advance sale contract of the Property. If the Seller fails to apply for registration of the advance sale contract within 30 days from the effective date of this Contract, the Buyer may lodge the application. If the Property under the advance sale has been mortgaged, the advance sale registration application shall be lodged by the Buyer and the Seller jointly.

(No Text Hereinafter)

Seller: Beijing Yinhe Wanda Real Estate Co., Ltd.

(Seal)

Authorized Representatives: /s/ Ding Xiben

Buyer: Beijing AmazGame Age Internet Technology Co., Ltd

(Seal)

Authorized Representatives: /s/ Wang Tao

Signing Date; August 13, 2009

Signing Place: Beijing

Attachments:

Attachment I: Schematic Plan of the Property & Map of Property Location in Entire Building

Attachment II: Composition Explanation of Common parts and Shared Premises

1. Description, purpose, location and space of the shared common parts.

2. Name, purpose, location and space of the Commercial Property Participating in the Sharing of Public Built Floor Area, and Sharing Coefficient.

3. Common parts That are Not Shared.

Explanation on Sharing of Co-owned Common Built Floor

Area in Office Building A of

Commercial and Financial Project under

Phase II of Lugu Yinhe Business Zone in Shijingshan District

The commercial and financial project under Phase II of Lugu Yinhe Business Zone in Shijingshan District is composed of Office Buildings A, B, C and D, Hotel E, Hotel F, a five-star hotel, shopping and comprehensive service facilities and underground areas, and the underground areas are inter-connected with each other, and the common built floor area for sharing is as follows:

The co-owned common built floor area for sharing by the entire zone is as follows:

The second underground floor of the Project: fire pool, water pump room for fire prevention.

The first underground floor of the Project: module center, mobile phone signal room, main control room of weak current system, cable TV equipment room, master fire control room, high voltage switch station.

II. The co-owned common built floor area shared by Building A is as follows:

1. Floor V to XVIII of Building A: stairway, elevator shaft, pipeline shaft, toilet, lobby, elevator hall, corridor.

2. Floor XIX of Building A: stairway, elevator shaft, pipeline shaft, toilet, lobby, elevator hall, corridor, air-conditioning equipment room.

3. Common Walls of Floor V to XIX of Building A: half of the horizontally projected area of the partitioning walls between each suite and common parts and the outer walls (including gable walls).

III. The co-owned common built floor area that is not for sharing is as follows:

1. Floor XIX of Building A: hallway

2. Attached Premises Floor of Building A: elevator equipment room, air-conditioning equipment room, pipeline shaft, corridor, stairway, toilet, lobby.

Attachment III: Certificate of Mortgagee’s Consent to Sale of the Property & Relevant Covenant between Mortgagor and Mortgagee

Attachment IV: Other Covenants on Pricing Method and Price of the Property

Attachment V: Terms and Schedule of Payment

Attachment VII: Property Management Service

Key items of property management service in the initial period in areas within the property management company’s jurisdiction:

1. routine repair, maintenance and management of common parts;

2. operation and routine repair, maintenance and management of common facilities and equipments;

3. cleaning of common parts and associated sites, collection and removal of garbage, dredging of drainage and sewage pipelines;

4. daily maintenance and management of public greening areas;

5. management of car parking in areas within the property management company’s jurisdiction;

6. maintenance of public order and assistance in security management;

7. property decoration and improvement management;

8. property file administration; and

9. A property owner may individually authorize Party B to provide repair and maintenance services for proprietary parts of its property and the content and charge of such services shall be further determined by both sides through negotiation.

Attachment VII

Temporary Convention of Property Owners of Shijingshan Wanda Plaza

Chapter I General Rules

Article I This Temporary Convention is developed according to the “Property Management Regulation” and other applicable laws, statutes and policies to provide covenants upon the use, maintenance and management of the property concerned, the common interest of all property owners, the obligations to be fulfilled by property owners and the liabilities to be borne in the event of offense of the Convention.

Article II When signing the property purchase and sale contract with the construction unit, the Buyer shall provide a written undertaking with regard to this Temporary Convention and agree to abide by the content herein.

Article III This Temporary Convention is binding upon the construction unit, property owners and property occupants.

Chapter II General Condition of Property

Article IV General Condition of Property within Scope of Property Management

Property Name: Shijingshan Wanda Plaza

Location: Commercial and Financial Project under Phase II of Lugu Yinhe Business Zone in Shijingshan District, Beijing

Built Floor Area: 282344.92m2

Territory of the Property: Shijingshan Road in the north, Yinhe Middle Street in the south, Lugu Avenue in the east and Yinhe East Street in the west.

Article V According to applicable laws and regulations and the property purchase and sale contract, property owners enjoy the title to the following common parts and shared facilities and equipments:

1. Common parts co-owned by all property owners in each individual building, including the building’s bearing structure, main structure, public lobby, public corridor, public stairway, outer wall surface and roof etc, except that otherwise agreements (if any) between the property owner and the construction unit shall prevail.

2. Shared facilities and equipments co-owned by all property owners in each individual building, including water supply and drainage pipelines, rainspouts, water tanks, water pumps, elevators, lighting devices, fire facilities and lightening devices in the building.

3. Common parts and shared facilities and equipments co-owned by all property owners within the property management company’s jurisdiction, including enclosures, wells, lighting devices, premises occupied by shared facilities and equipments, premises used for property management purpose, residential electricity distribution facilities and equipments, etc.

Article VI The construction unit’s excise of its ownership to the parts, facilities and equipments owned by it shall not affect property buyers’ normal use of the property.

Chapter III Property Use

Article VII A property owner has the right to occupy, use, generate income from and dispose of the proprietary portion of the property to which it owns the title, provided that it shall not affect other property owners’ normal use of the property.

Article VIII A property owner shall abide by the requirements of laws and regulations, stick to the principle of facilitating use, security and cleanness of the property, fairness and reasonableness and not damaging public interest and interest of others, and properly deals with neighboring property owners on issues concerning water, power, heat and gas supplies, drainage, traffic, ventilation, lighting, property decoration and improvement, environmental sanitation and protection, etc.

Article IX Property owners shall use the property as per the designed purpose. If the designed purpose has to be altered in some extraordinary circumstance, the property owner shall obtain written consent from the neighboring property owner(s), report the alteration to the administration in charge for approval, and notify the property management company. The property owner shall also pay property management fee according to the rate set forth in the “Front-end Property Management Service Contract of Shijingshan Wanda Plaza”.

Article X A property owner who needs to have its property decorated or improved shall give a prior notice to and sign a decoration management service agreement with the property management company.

The property owner shall abide by the covenants in the decoration management service agreement and the matters to be cautioned during decoration and improvement of the property, and shall not commit any prohibited act.

Article XI Property owners shall put decorative materials and wastes generated during decoration in the place appointed by the property management company and shall not occupy shared parts and public areas without permission.

Hours permitted for property decoration and improvement works shall be specified by the property management company in the decoration management agreement and decoration work cannot be done during times other than the specified hours.

Article XII In the event that a property owner’s decoration/improvement of its property affects the normal use of common parts and shared facilities and equipments and infringes the lawful rights and interests of the neighbor(s), the property owner shall restore the original condition of the property in a timely manner and assume appropriate compensation responsibility.

Article XIII Property owners shall reasonably use water, power, gas and heat supply facilities and equipments according to relevant regulations and shall not alter or remove them without permission.

Article XIV Property owners shall have their air-conditioners installed in the reserved positions, or in places appointed by the property management company if no such positions have been reserved, and shall provide proper noise control and cooling water treatment.

Article XV Property owners and occupants shall use elevators in compliance with the rules governing elevator use in areas within the scope of management.

Article XVI Driving and parking of cars in areas within the property management company’s jurisdiction shall be compliant with the governing rules.

Article XVII The following acts are prohibited in areas within the property management company’s jurisdiction:

1. Alter the structure, appearance (including color, shape and size of outer wall, outer door and window and balcony etc.), designed use, function and layout of the property and the fixtures and facilities therein;

2. Cut holes in, remove, make additions to or build new inner or outer bearing walls, girders, columns, slabs or balconies;

3. Occupy or damage stairs, hallways, corridors, roof, platforms, roads, green areas, parking areas, bicycle shelters and other common parts, shared facilities and equipments and public areas (sites);

4. Damage or remove, cut, change, connect or alter power, water and gas supply, communication, drainage, sewage pipeline and fire facilities and equipments without permission;

5. Fail to place sundries or throw garbage according to applicable regulations, or throw down things from windows;.

6. Keep flammable, explosive, virulent or radioactive items in breach of regulations, or discharge poisonous, harmful or hazardous substance;

7. Raise poultry, domestic animals or pets in breach of applicable regulations;

8. Trample or occupy green areas, or damage or scrabble on landscape sculptures;

9. Erect, post, hang or set up advertisement billboards without written approval of the construction unit or the property management company, unless otherwise agreed in the property purchase and sale contract;

10. Park cars or blow horns in breach of the traffic management rules of Shijingshan Wanda Plaza;

11. Make noise beyond permitted level, or make noise pollution during off hours;

12. Erect sunshade, shelter, flower stand or other structures on outer walls without permission, or fail to install air-conditioners in designed or appointed positions and to provide outlet water treatment and fastening measures;

13. Use elevators to carry overload or ultra-coarse and –heavy items, or smoke, post materials, scrabble or damage the inner walls of elevators;

14. Commit acts damaging public interest or infringing the lawful rights and interests of others, or other immoral acts;

15. Open businesses in Shijingshan Wanda Plaza that disturb the public and therefore breach applicable regulations; or

16. Commit other acts that are prohibited by laws, regulations and the government.

Article XVIII Property owners or occupants keeping animals in areas within the property management company’s jurisdiction shall not breach applicable regulations, and shall abide by the following provisions:

1. Property owners or occupants keeping pets shall obtain epidemic prevention certificates and pet licenses for the pets, and fulfill registration with the property management company.

2. When taking dogs out, property owners/occupants shall lead the dogs by rope and equip them with mouth covers and excretion bags.

3. No poultry and German shepherd dog shall be kept in Shijingshan Wanda Plaza.

Chapter IV Property Repair and Maintenance

Chapter XIX A property owner’s repair and maintenance of proprietary parts of its property shall not infringe other property owners’ lawful rights and interests.

Article XX When a property owner essentially requires access to a proprietary part of the property of another property owner for the purpose of property repair or maintenance, it or the property management company shall notify the other property owner in advance and the other property owner shall provide necessary collaboration.

If the other property owner hinders the repair or maintenance and consequently causes property damages or other losses, it shall be responsible for repair and compensation.

Article XXI When immediate access into a proprietary part of the property of a property owner for the purpose of repair or maintenance on occurrence of an emergency endangering public interest or the lawful rights and interests of other property owners, the property management company may explain the situation to the neighboring property owners, enter such proprietary part to implement the repair and maintenance under supervision of a third party (for instance, the local neighborhood committee or police station), and shall subsequently notify the property owner in a timely manner and properly deal with problems arising therefrom.

Article XXII If a property owner essentially needs temporary occupation or excavation of roads or sites for the purpose of repairing or maintaining its property or for public interest, it shall obtain prior consent from the construction unit and the property management company, and restore the original condition within the agreed time limit.

Article XXIII If the property involves potential safety risks endangering public interest or the lawful interests and rights of other property owners, the responsible person shall take timely measures to eliminate the risks.

Article XXIV The construction unit shall assume property warranty responsibility as per the period and scope of warranty prescribed by the State. When repair or maintenance is required, the property owner and occupant shall notify the construction unit and the property management company in a timely manner and provide necessary assistance during the repair or maintenance.

If, after receiving a property owner’s notice requesting repair or maintenance within the period and scope of warranty, the construction refuses to or delays repair, the property owner may have the repair done by himself/herself or by others and the construction unit shall bear reasonable cost of the repair and other rational losses caused during the repair.

Article XXV All property owners within the property management company’s jurisdiction shall pay, use and manage special repair fund as required.

Chapter V Common Interest of Property Owners

Article XXVI In order to protect property owners’ common interest, all property owners agree to grant the following rights to the property management company during property management activities:

1. Develop rules and bylaws governing the use of common parts and shared facilities and equipments and the maintenance of public order and environmental sanitation according to this Temporary Convention and in collaboration with the construction unit.

2. Take necessary measures, such as condemnation, persuasion, displaying offender’s name, etc., to stop property owners’/occupants’ acts that breach this Temporary Convention and property management rules and bylaws.

3. Take any and all necessary measures, such as persuasion, prohibiting move of decorative materials into the residential zone, request the decoration workers to leave the residential zone, removing nonconforming advertisements, banners or slogans, etc., to stop property owners’ nonconforming acts during property decoration/improvement.

4. Prevent the pets that have been complained by property owners from entering Shijingshan Wanda Plaza.

Article XXVII The construction unit and the property management company shall arrange necessary billboards in obvious places within the property management company’s jurisdiction to display property management rules and bylaws, and to post notices and announcements to all property owners and occupants.

Article XXVIII Property management fee within the property management company’s jurisdiction will be pursued until it is paid. Property owners shall pay property management fee on time and in full amount as agreed in the “Front-end Property Management Service Contract of Shijingshan Wanda Plaza”, and shall assume liability for payment delays.

Property management fee is the basis of normal operation of property management activities and involves the common interest of all property owners, and property owners shall actively call the defaulting property owners to fulfill their obligation to pay the fee.

Article XXIX Property owners running business by making use of common parts or shared facilities and equipments shall obtain prior consent from the property management company and fulfill appropriate procedures as required, and income received from such business shall be mainly used to supplement the special repair fund and to meet other property management requirements.

Common parts and shared facilities and equipments shall be operated by the property management company on a central basis and income from such operation shall be distributed according to the following terms:

The outer wall above the ground and the roof of the business premises in the annexes shall belong to all property owners and income generated from operation thereof shall vest in all property owners after deduction of associated operating cost, which shall be used to supplement property management and special repair funds.

The outer wall of the business premises in the annexes (including advertisement areas attached to the roof and outer wall of the business premises in the annexes) shall belong to the construction unit, which the construction unit may authorize the property management company or another organization to run, and income therefrom shall be owned and distributed by the construction unit.

The property management company may directly run and dispose of the ground plaza (limited to the area within the red lines of planning, including buildings, structures and flowerbeds etc. affixed onto the ground, above the ground and not directly connected with walls of business premises), and operating income therefrom shall be owned and distributed by the property management company.

Chapter VI Settlement of Disputes

Article XXX If a property owner breaches provisions of this Temporary Convention concerning property use, maintenance and management, hinders normal property use or causes property damages and other losses, other property owners and the property management company may sue before a people’s court pursuant to this Temporary Convention.

Article XXXI If a property owner breaches provisions of this Temporary Convention concerning the common interest of all property owners and causes damage to such common interest, other property owners and the property management company may sue before a people’s court pursuant to this Temporary Convention.

Article XXXII If the construction unit fails to fulfill the obligations set forth in this Temporary Convention, property owners and the property management company may complain to the administration in charge, or sue before a people’s court pursuant to this Temporary Convention.

Chapter VII Additional Provisions

Article XXXIII Proprietary parts herein refer to premises, space, sites and associated equipments and facilities that are for independent use by an individual property owner and are of exclusive nature.

Common parts and shared facilities and equipments herein refer to the premises, space, sites and associated facilities and equipments that are other than proprietary parts owned by individual property owners and are co-owned or shared by multiple or all property owners.

Article XXXIV A property owner intending to transfer or lease its premises shall give a prior written notice to the property management company, and shall require the successor of the premises to sign this Temporary Convent, or require the tenant to undertake in the lease contract to abide by this Temporary Convention.

Article XXXV The construction unit, the property management company and each property owner shall respectively hold one copy of this Temporary Convention.

Article XXXVI This Temporary Convention shall take effect from the date of undertaking by the first property buyer, and terminate on the date of effectiveness of the “Property Owners’ Convention” prepared by the property owners’ congress.

Letter of Commitment

I, as a buyer of Shijingshan Wanda Plaza, hereby declare as follows in order to protect the common interest of all property owners within the property management jurisdiction:

I. I acknowledge that I have carefully read the “Temporary Convention of Property Owners of Shijingshan Wanda Plaza” (the “Convention” hereinafter) prepared by Beijing Yinhe Wanda Real Estate Co., Ltd. (the construction unit).

II. I agree to abide by and call other property owners and occupants to comply with the Convention.

III. I agree to assume responsibility for my breach of the Convention, and to be jointly responsible for offense of the Convention by users of the proprietary parts of my premises.

IV. I agree that the property management company has the right to hold offending property owners liable by directly resorting to relevant provisions of the “Front-end Property Management Service Contract of Shijingshan Wanda Plaza” and the “Temporary Convention of Property Owners of Shijingshan Wanda Plaza”.

V. I agree that, on my transfer of my premises, I will obtain a signed copy of a letter of commitment on the Convention from my successor and submit it to the construction unit or the property management company, and this letter of commitment will remain valid until the construction unit or the property management company receives the letter of commitment signed by the successor.

Seller: Beijing Yinhe Wanda Real Estate Co., Ltd.

(Seal)

Buyer: Beijing AmazGame Age Internet Technology Co., Ltd

(Seal)

Attachment V Terms and Schedule of Payment

The purchase price under the “Commercial Property Advance Sale Contract” (the “Contract” hereinafter) will be paid in five installments and the detailed payment schedule is as follows:

1. The Buyer shall pay the initial installment of 20% of the total purchase price, to the Seller within 5 working days from the date of the Buyer’s completion of online contract signing and networked filing procedures (referring to the procedure where the Buyer and the Seller officially sign the advance sale contract and the networked filing form after submitting and printing the advance sale contract through the online contract signing system of the governmental authority in charge), namely RMB 43,963,293 ONLY (Forty Three Million, Nine Hundred and Sixty Three Thousand and Two Hundred and Ninety Three)) (including the deposit of RMB 3 million previously paid by the Buyer, which will be automatically converted into a part of the initial installment payment by the Buyer after execution of the advance sale contract), and the amount payable after deduction of the deposit is RMB 40,963,293 ONLY (Forty Million, Nine Hundred and Sixty Three Thousand and Two Hundred and Ninety Three).

2. Within eight months (240 days) after execution of the Advance Sale Contract, the Seller shall cancel all mortgages set on the Property, and the Buyer shall pay 50% of the total contract price, i.e. RMB 109,908,233 ONLY (One Hundred and Nine Million, Nine Hundred and Eight Thousand and Two Hundred and Thirty Three) to the Seller within 5 working days after the Seller cancels mortgage registration of the Property.

3. After the Property becomes qualified for title transfer registration (including the Seller’s completion of initial registration of the Property, cancellation of all existing mortgages on the Property, and nonexistence of seal-up or other circumstances that will encumber the title transfer registration) and is delivered to the Buyer as agreed, the Seller will send a payment request to the Buyer, plus the foregoing supporting documents, and the Buyer shall, within 10 working days after receiving said documents, settle the total purchase price of the Property with the Buyer and pay off all outstanding amount based on the actual surveyed built floor area of the Property and according to relevant provisions of the Advance Sale Contract.

4. If the Seller fails to cancel mortgages on the Property as agreed in the Advance Sale Contract, it shall pay penalty equivalent to 0.2‰ of the total purchase price of the Property to the Buyer for each day of delay; if the delay is beyond 90 days, the Buyer shall have the right to cancel the Advance Sale Contract and require the Seller to assume responsibility for the default pursuant to applicable provisions in the Supplementary Agreement.

5. Before each installment payment, the Seller shall issue a payment request and a valid invoice of the same amount to the Buyer. If, as agreed in the Advance Sale Contract, the Buyer directly pays the purchase price into the settlement account opened by the Seller with the loaning bank (referring to the loaning bank and settlement account designated in Clause 6), he/she will be deemed as having fulfilled the payment obligation to the Seller, and the Seller shall issue a valid invoice to the Buyer based on the amount paid into such account by the Buyer.

6. The Buyer shall pay the full purchase price of the Property into the following account designated by the Seller:

Account Name: [    ]

Bank Name: Construction Bank of China Beijing ChangAn Branch

Account No: [    ]

If the above bank is changed, the Seller shall deliver a written statement of the change when submitting the payment request to the Buyer.

If the Seller cancels all mortgages on the Property before the Buyer’s full payment of the purchase price, the Buyer shall pay the outstanding amount of the purchase price to the Seller’s designated bank account after receiving the appropriate supporting document from the Seller.

7. The Seller undertakes that, in the event of any third party’s (including, without limitation to the construction implementation party or material/equipment suppliers) claim for lawful rights and interests against the Buyer with regard to the Property as result of the Seller’s fault after delivery of the Property, the Seller will be responsible for handling the claim and assume responsibility pursuant to law.

Attachment VI Decoration and Fixture Standards

Beijing Shijingshan Project Office Building A Transfer Standards
Part	Content	Office Building

Structure	form of structure	Frame-shear wall structure.
	number of floors/inter-floor height	19 floors, Floor 1-4 as annexes, inter-floor height of office building is 3.6 meters
	form of foundation	Raft foundation
	Plane/sloping roofing	plane roofing, people’ access prohibited
	Indoor flat floor/staggered floor/complex	flat floor
	Elevation difference among units	no elevation difference
	outer wall	concrete shear wall, large-bore lightweight aggregate hollow block wall.
	inner wall	concrete shear wall, large-bore lightweight aggregate hollow block wall (suite-based separate bricking only for Floor 5-9, half-floor bricking for Floor 10, and non-partitioned space for Floor 11-19)
	roofing waterproofing	Level II, double protection
	roofing heat-preservation tier	Poly-benzene board
	basement waterproofing	Level I, triple protection

doors & windows	main entrance	Glass door with stainless steel frame
	indoor window	Glass screen wall or broken-bridge heat-insulated hollowed aluminum-alloy glass window
	public window	Glass screen wall or broken-bridge heat-insulated hollowed aluminum-alloy glass window
	Front anti-smoke room door	steel fireproofing door

fine decoration of common parts	outer wall decoration	Combination of aluminum sheet and glass screen°
	outer wall heat preservation	outer heat preservation in outer wall
	roofing decoration	Fine concrete for people access-prohibited roofing
	glass screen wall	Waterproofing treatment
Indoor heat-preservation of screen wall covered by cement fireproof board
Indoor glass screen wall connected to ground blocking boards

	elevator hall, public corridor, lobby, toilet	floor decoration	structural side°
		wall decoration	structural side°
		ceiling decoration	structural side°

	stairway	floor decoration	pained cement floor
		wall decoration	latex paint
		ceiling decoration	latex paint
		handrail	metal handrail

indoor decoration	office room	floor decoration	structural side°
		wall decoration	structural side°
		ceiling decoration	structural side°

	equipment room	floor decoration	Smoothened cement floor
		wall decoration	Latex paint
		ceiling decoration	Latex paint

Water supply & drainage	water supply		Municipal water supply for underground Floor II to IV, frequency-conversion pressured water supply for Floor V and above. Installed to main vertical pipe, and branch valve for each floor.

	regenerated water supply		Frequency-conversion pressured water supply, installed only to main vertical pipe, and branch valve for each floor.

	drainage	drainage process

Outdoor drainage: separate drainage for

rain and wastewater. Indoor drainage:

one single drainage system for Floor II

and above, separate drainage for Floor I.

installed only to main vertical pipe,

three-way pipe outlet for each floor.

		drainage pipe material	Indoor drainage: machine-made cast-iron drainage tube for vertical pipe

	fire water supply	fire water supply process	Combination of outdoor fire water supply and daily water supply, from the municipal water supply
		fire water pipe material	Indoor hydrant: welded steel tube; outdoor fire water supply: same as material of outdoor tubes for daily water supply
		Self-spray water supply	Central supply from fire pump room, volume of water supply considered based on the worst fire situation

indoor electricity	Electricity distribution box/ammeter box		Installed into the distribution case in the building shaft

	power transformation and distribution system		A common power distribution station will be arranged and power distribution will be done through cables

air-conditioning system		ventilation system	Fans+ completed installation of fresh air system, ventilation pipes, fan trays and air outlets (excluding installation of connecting lines to fans and of temperature controller)
		water system	Single-pump plus dual-pipeline system, completed installation of water system.
		Cooling source	electric cooling
		Heat source	Heat from the municipal heat supply, for use after heat conversion.
		Auto control.	Electric two-way valve on return water pipeline of fans

elevator			Joint-venture brand (completed elevator installation, inside of elevator being in undecorated condition); elevator control panel.

indoor fire protection			Completed installation of hydrants, auto spray system, fire extinguishers, smoke prevention and discharge system and fire alarm system

weak current system	integrated cabling, TV & telephone		Integrated cabling, TV and telephone installed to control box of each floor, surveillance system not installed.

Attachment VIII Project Construction Plan (Current Phase) of the Building Containing the Property

None

Attachment IX Supplementary Agreement

Through friendly negotiation, the Seller and the Buyer hereby enter into this Supplementary Agreement with regard to the issues not covered in the “Beijing Commercial Property Advance Sale Contract” (the “Advance Sale Contract” hereinafter) signed by and between both parties and numbered [    ].

I. Design Changes & Equipment Alterations

1. As the current installed capacity of power supply of Office Building A (“Office Building A” or the “Property” hereinafter) in Shijingshan Wanda Plaza cannot meet the Buyer’s power demand, both parties therefore specify that, after execution of this Supplementary Agreement, the Seller shall apply to Beijing Power Supply Bureau for expansion of power supply to Office Building A by 1000KW at the cost of the Buyer. The expanded capacity includes 330KW for power supply to the switch room and 480KW for VRV power supply, totaling 810KW. And the added capacity for lighting, sockets and indoor sets of air-conditioners is approximately 190KW. After completion of review and approval of the additional power supply set, the Buyer shall take charge of installation and commissioning at its own cost and the Seller shall provide assistance. The Seller agrees that the Buyer will independently manage the original 1600KVA power supply set in Office Building A and the above-mentioned added power supply unit and bear the repair and maintenance responsibility and expenses.

2. The Seller agrees that the Buyer owns the permanent right to use the underground cooling equipment room of the Property for free and will independently manage it, provided that the costs, expenses and responsibilities incurred during the Buyer’s use of said cooling equipment room shall be borne by the Buyer independently. Before delivery of the Property, the Seller will set separate meters on the return tubes of Building A and Building B on the central dispenser shared by the two buildings in order to realize separate measuring of cooling service received by each building. The Buyer shall ensure continuous sound operation of said cooling equipment room and avoid influence on normal use of other premises in Shijingshan Wanda Plaza, or otherwise the Buyer shall compensate the losses that have been caused to the Seller and the property management company as result thereof, and the sharing of maintenance and repair costs and expenses of corresponding equipments in Office Building B shall be determined through negotiation between the Buyer and the property management company.

3. In view that the current floor bearing weight of the Property is 200-250KG/M², and in order to meet the needs of the Buyer, the Seller undertakes to assist the Buyer in determining the location of air-conditioners and reinforcing or expanding the bearing capacity of some floors of the Property as per professional requirements so as to satisfy the Buyer’s need for setting up an air-conditioning equipment room, provided that the Seller will not bear any costs and expenses thereof. In addition, the Seller ensures that the Buyer may permanently place outdoor sets of air-conditioners in appropriate positions (subject to the Seller’s confirmation) on the platform of the fifth floor and above the roofing of the nineteenth floor of the Property.

4. With regard to the Buyer’s above requirements concerning alterations and changes, the Seller undertakes not to charge any fee or cost. The Buyer shall bear all engineering expenses arising from such alterations and changes and the review and approval fees (if any) incurred thereby as charged by authorities or institutions in charge. The Seller undertakes to assist the Buyer in submitting the alteration plan to the original design unit for review and approval, and to actively cooperate with the Buyer in implementing the alterations.

In order to avoid influence on the Seller’s completion inspection, power supply and bearing capacity alterations shall be officially implemented after delivery of the Property and both parties shall cooperate to properly fulfill preliminary review, approval and other preparations before the delivery. If said alterations cause quality problems or affect the function of the Property, or if the alterations have negative impacts on third parties, the resulting responsibilities shall be borne by the Buyer and the Seller shall not assume any liability.

II. Title Transfer Registration

1. The Seller and the Buyer unanimously acknowledge that the Property transferred by the Seller to the Buyer according to the Advance Sale Contract includes the title to the premises and attached fixtures and facilities (except for those co-owned by all property owners of the Project) of the Property and the corresponding State-owned land use right.

2. If the Buyer authorizes the Seller or its appointed agency to take charge of the title transfer registration of the Property, the Buyer shall provide all documents and materials required in such registration (including business license, organization code certificate, power of attorney, public repair fund (if available), contract tax payment voucher, completed commercial property transfer registration form, etc.) within 10 working days from the date when the Seller sends a written title transfer registration notice to the Buyer. The Seller shall assume no responsibility if the registration is delayed due to the Buyer’s reason and the delay consequently prevents the Seller to complete the registration within the time limit agreed in the Advance Sale Contract.

3. If the Buyer authorizes the Seller or the Seller’s appointed agency to take charge of the title transfer registration of the Property, the Seller shall obtain the title certificate of the Property naming the Buyer as owner within 100 days after confirming that the Buyer has fully paid the purchase price of the Property as contracted and all fees and charges required for obtaining such title certificate, and has submitted all files and documents of the aforesaid title transfer registration, and the title transfer registration shall be done not late than 360 days from the date of delivery of the Property; otherwise, penalty shall be paid for each delayed day at 0.2‰ of the total amount previously paid by the Buyer.

4. If both parties fulfill the title transfer registration jointly, the Seller undertakes to provide all files to be supplied by it for the purpose of the registration and go through all other procedures within its responsibility within 15 working days from the date when it receives the master title certificate of the Project and the full purchase price paid by the Buyer, and shall assist the Buyer in applying for title transfer registration of the Property, or otherwise it shall pay penalty for each delayed day at 0.2‰ of the total amount previously paid by the Buyer.

5. The title transfer registration of the Property or the Premises as mentioned in the Advance Sale Contract refers to the practice that the Seller has the Buyer registered as property owner on the title certificate of the Property, and one single title certificate shall be obtained for the Property as a whole.

III. Common Rights and Interests & Ownership to Attached Facilities

1. After this Supplementary Agreement takes effect, the Buyer shall have the right to use the name appointed by the Buyer as title of the Property and if the Seller’s collaboration is required during fulfillment of relevant name change procedures, the Seller undertakes to provide such collaboration on a free-of-charge basis pursuant to applicable governmental regulations, provided that any and all expenses and liabilities arising from the name change of the Property shall be borne by the Buyer independently.

2. Use right of the roofing and outer walls of the Property (excluding business annexes, but including the lobby and the attached floor) belongs to the Buyer, and subject to compliance with laws and regulations, the Buyer shall have the right to erect logo signs or advertisement billboards on the roofing and outer walls of the Property (excluding business annexes, but including the lobby and the attached floor) and assume expenses and responsibilities associated therewith pursuant to law, and the Seller undertakes to provide collaboration on a free-of-charge basis. The outer wall of business annexes containing the Property (including advertisements attached to the roofing and outer wall of the annexes) shall belong to the Seller, and the three existing advertisement billboards shall be retained.

3. Ownership to the built floor area not included in the shared space shown in Attachment II to the Advance Sale Contract shall belong to the Seller. All attached buildings and structures, including underground parking lots and ground parking space etc., shall belong to the Seller, and the Seller enjoys the right to occupy, use, generate income from and dispose of them. Such attached buildings and structures are not transferred in conjunction with the Property.

4. Both parties acknowledge that part of built floor area of the attached floor (namely the floor above the actual 19th floor) of the building containing the Property and the actual 19th floor (approx 450.10m2, used to place air-conditioners and elevator equipments etc.) and lobbies on the 1st and the 2nd floor of the Property are not included in shared built floor area and shall belong to the Seller according to applicable laws and regulations. However, in consideration that the Buyer has purchased the Property in entirety, said built floor area will be provided for permanent and free use by the Buyer, for which the Buyer shall bear repair and maintenance responsibilities and expenses, and the Seller shall not charge any additional fees or impose any unreasonable restrictions.

5. Both parties acknowledge that the terraces on the actual 19th floor and the attached floor of the Property are for permanent and free possession and use by the Buyer, for which the Buyer shall bear repair and maintenance responsibilities and expenses.

IV. Space Difference

Both parties acknowledge that a space increase has occurred as result of the outward stretching of Suites 1908 and 1909 on the actual 17th floor (i.e. the 19th floor for sales purpose) of the Property, and therefore, the absolute space difference ratio of the two suites in terms of built floor area and indoor built floor area will both exceed 3%. As to these two suites, both parties agree that the provisions in Article XIV “Space Difference” in the Advance Sale Contract shall not apply, that the prices of the two suites shall be settled based on their actual surveyed space, and that the Buyer shall not reject and return the Property or require the Seller to bear any responsibility by that reason. Both parties further acknowledge that the Buyer will neither require rejection of the Property by reason of design change as result of the outward stretching of the two suites, nor claim for the Seller to assume any liability, and that the Buyer agrees upon and accepts such change. Provided that the Seller undertakes that the additional space resulting from the outward stretching is qualified for a title certificate along with other space of the Property.

V. Applicable Taxes

1. All energy expenses after transfer of the Property (including water, electricity and heating expenses etc.) shall be borne and paid by the Buyer and shall be subject to the charge rates then prescribed by the governmental authorities or institutions in charge. The Buyer shall independently manage the central-heating system of the Property, bear the operating cost and repair expense thereof, and use the system for free.

2. The Seller and the Buyer shall respectively bear applicable taxes associated with purchase and sale of the Property as required by laws and regulations.

VI. Transfer Procedure

Pursuant to relevant covenants in Articles XI, XII and XV of the Advance Sale Contract, the Seller and the Buyer hereby add the following supplementary provisions on issues concerned during delivery of the Property:

1. In order to facilitate the Buyer to make early preparation for fine improvement of the Property, the Seller agrees to deliver to the Buyer copies of the working drawings and other relevant technical documents of the Property and about fine improvement within 15 days after execution of this Supplementary Agreement, and if such drawings, files and documents so provided by the Seller pursuant to this clause are the same as those to be supplied at the time of delivery of the Property, the Seller will not repeatedly provide them upon delivery of the Property.

2. After confirming that the Property meets the delivery conditions set forth in Article XI of the Advance Sale Contract, the Seller shall send a written moving-in notice to the Buyer. Before official delivery of the Property to the Buyer, the Seller shall provide the following files and documents to the Buyer: planning inspection file of the Property, construction project completion inspection filing form of the Property, technical report of actual surveyed space of the Property, air quality test report of the Property and full set of completion drawings filed with the municipal archive house (two paper copies, and the drawings shall be consistent with the filed completion inspection materials). One of the aforesaid completion drawings shall be completion blue prints (originals) and the rest shall be reproduced copies, and the Buyer is permitted to check and verify the original copies.

3. When fulfilling the transfer procedure, the Buyer and the Seller shall carry out transfer of documents and files and verify whether or not the Property meets delivery conditions, and the Seller shall provide active collaboration during the process. Subject to satisfaction of the delivery conditions in Article XI of the Advance Sale Contract, the Buyer shall complete the transfer procedure of the Property at the time and in the place stated in the delivery notice within fifteen working days after receiving said notice.

4. If the Property meets the delivery conditions agreed in the Advance Sale Contract and the Buyer refuses to sign the transfer form, Article XV of the Advance Sale Contract will be performed and the Property will be deemed as having been delivered; except that the Buyer shall have the right to reject the transfer if the Property does not conform to the delivery conditions. If the Buyer finds that the Property does not conform to the covenants in the Advance Sale Contract but still agrees to accept the Property, the Seller must have the Property repaired within a reasonable period of time as mutually agreed by both parties to make it conforming, or take other methods agreed in the Advance Sale Contract to handle the situation. Alternatively, the Buyer may conditionally accept the Property and require the Seller to continue rectification and repair, all costs and expenses arising from the rectification and repair shall be borne by the Seller, and the time taken by the repair may not be considered as the Seller’s delivery delay. The Buyer undertakes not to reject the Property because of failure to satisfy the covenants in Article XII of the Advance Sale Contract with regard to municipal infrastructures and other facilities.

VII. Undertakings and Warranties

1. The Seller undertakes and warrants that:

(1) The Seller is a corporation registered and validly existing pursuant to Chinese laws;

(2) The Seller has obtained all necessary government approvals for development and construction of the Property;

(3) There is no lawsuit, arbitration or any other legal action against the Seller or the Property that may constitute a legal obstacle against the Seller’s execution and performance of the Advance Sale Contract;

(4) The Seller’s execution and performance of this Supplementary Agreement will not breach any statutory or contractual obligation that it ought to bear;

(5) The Seller has not set any other encumbrance on the Property (excluding the existing mortgage set by Construction Bank of China), neither shall it negotiate or dispose of the Property with any third party after signing the Advance Sale Contract, and nor shall it set any mortgage on the Property and the corresponding land;

(6) The Seller guarantees the authenticity and validity of the completion drawings, change negotiations and other technical documents and descriptions that are delivered to the Buyer after signing of this Contract, and will bear the losses caused to the Buyer as result of errors in such documents and materials;

(7) The Seller has fulfilled all necessary authorization procedures for execution and performance of the Advance Sale Contract, and the person signing the Contract on behalf of the Seller is the legal authorized representative of the Seller; and

(8) All above undertakings shall remain valid after execution of the Advance Sale Contract and after the Seller’s full performance of all obligations thereunder, and the Seller shall not withdraw them.

2. The Buyer undertakes that:

(1) The Buyer is a corporation registered and validly existing pursuant to Chinese laws;

(2) The Buyer has obtained all necessary approvals from national authorities in charge for purchase of the Property;

(3) The Buyer’s execution and performance of this Supplementary Agreement does not breach any law, regulation, rule, ruling, order, injunction or any undertaking, warranty to or agreement with any other person;

(4) The Buyer has fulfilled all necessary authorization and approval procedures for execution and performance of this Supplementary Agreement and the person signing this Supplementary Agreement on behalf of the Buyer is the legal authorized representative of the Buyer;

(5) The purchase price paid by the Buyer shall be from a lawful source and shall not be subject to resort by any third party. If the purchase price paid by the Buyer is tracked, frozen by an appropriate authority or has caused the Seller to lose possession thereof, the Seller shall have the right to immediately cancel the Advance Sale Contract and this Supplementary Agreement, take back the Property and dispose of it. All resulting consequences shall be borne by the Buyer, and the Buyer shall also compensate the losses suffered by the Seller; and

(6) All above undertakings shall remain valid after execution of the Advance Sale Contract and after the Buyer’s full performance of all obligations thereunder, and the Buyer shall not withdraw them.

VIII. Notices and Service

1. The valid notice service address of the Buyer shall be the address stated in the Advance Sale Contract, and the address of the Property shall be used as valid address after delivery of the Property; the valid notice service address of the Seller shall be Floor 3, Building 8, Wanda Plaza, #93 Jianguo Road, Chaoyang District, Beijing, Postcode: 100022.

2. All notices may be sent by fax, registered mail, express mail or by hand. A notice shall be deemed as having been given on the date of sending if by fax, or on the date of sign-in by the recipient if sent by hand, or on the 3rd day from posting if sent by registered or express mail (or the 2nd day in the event of notice service in Beijing).

3. If the mail address and/or recipient provided or subsequently provided by either party to the other party is incorrect, or if a notice is delayed or lost during the process of service, the notifying party will not assume any responsibility for any delay or for the other party’s failure to receive the notice, and the notice shall be deemed as having been effectively served.

4. When the Buyer subsequently provides or changes its mail address, it shall issue a written document thereof to the Seller, which shall be signed personally by the Buyer and shall become valid only if signed and confirmed by the Seller. The authorized signatory of the Seller is the sales manager appointed by the Seller.

5. If a cause justifying either party’s cancellation of the Contract as prescribed by law or as agreed by both parties occurs and if the other party does not receive the justified canceling party’s written notice of the cancellation within 30 days from the occurrence date of the cause, the justified canceling party will be deemed as having waived its right to cancel the Advance Sale Contract, and both parties shall continue to perform the Contract and fulfill their respective obligations according to the provisions of the Advance Sale Contract, the attachments thereto, and this Supplementary Agreement.

IX. Property Management

1. In consideration that the Property purchased by the Buyer constitutes a relatively independent zone of management, both parties acknowledge that the Buyer shall have the right to appoint at its own discretion a property management company to provide property management service for the Property and its associated equipments and facilities, and shall independently bear the expenses and responsibilities associated therewith.

2. Both parties acknowledge that property management of the Property and its associated equipments and facilities shall be done based on the following work division: The general property management company appointed by the Seller shall only be responsible for the central fire control of the Property and the management of other common equipments, facilities and green areas of the Project containing the Property (for that portion of property management service, the Buyer shall pay property management fee to the general property management company appointed by the Seller, and the rate of the fee shall not exceed that of services of the same type in Shijingshan Wanda Plaza and shall be determined through negotiation among the Buyer, the Seller and the property management company), and the Property itself as well as its surveillance and security systems, air-conditioning sets, power distribution rooms, regenerated water supply, water supply and drainage systems shall all be managed by the property management company engaged by the Buyer.

3. The Seller acknowledges that neither it nor its appointed property management company will charge any property management fee or any other form of fees to the property management company engaged by the Buyer, provided that the Buyer shall pay property management fee to the general property management company of the Project appointed by the Seller as per the above clause.

X. Parking Positions

The Seller undertakes to provide the Buyer with 60 to 70 parking positions in the Project containing the Property. Among them 10 to 20 shall be ground parking positions for free-of-charge use by the Buyer, the rest shall be underground positions, of which the rent rate shall not exceed the rate then publicized and applicable to other customers of parking positions of the same type. Locations of the parking positions shall be determined through negotiation and on the principle of convenience and concentration.

XI. Additional Contract Cancellation

1. If the Advance Sale Contract is cancelled due to the Buyer’s reason, both parties agree to handle the cancellation according to the following terms: the Buyer shall bear all transaction taxes and fees (such as income tax, business tax, city construction surcharge, educational surcharge, stamp tax, transaction fee and contract tax), sales commissions, lawyer’s fees and other reasonable expenses actually incurred by the Seller for execution and performance of the Advance Sale Contract (excluding the amounts that are refundable), and the Seller shall also have the right to claim for the Buyer to pay cancellation penalty equivalent to 5% of the total purchase price of the Property.

2. If the Advance Sale Contract is cancelled due to the Seller’s reason, both parties agree to handle the cancellation according to the following terms: the Seller shall refund the purchase price previously paid by the Buyer and interest thereupon (calculated using the interest rate publicized by the People’s Bank of China for loans in the same period) within 30 days from the date of the cancellation, all taxes and fees (free of interest) previously paid by the Buyer, and other expenses incurred by the Buyer for execution and performance of the Advance Sale Contract (including reasonable fees to intermediary agencies and decoration and improvement expenses, with exception to refundable amounts), plus cancellation penalty equivalent to 5% of the total purchase price of the Property.

3. After cancellation of the Advance Sale Contract and if an appropriate cancellation procedure is to be fulfilled with the contract filing and administration authority, the Buyer shall cooperate with the Seller to go through such procedure within 20 working days from the date of the cancellation (being the cancellation date unanimously acknowledged by both parties, or the cancellation date determined by a valid court ruling); and if the Buyer fails to do so, it shall pay penalty to the Seller for the performance delay, which penalty shall be equivalent to 0.2‰ of the previously paid purchase price of the Property for each day of the delay.

4. If the Advance Sale Contract is cancelled, the Buyer shall move out of the Property, restore the Property to its original condition within 30 days from the date of cancellation of the Advance Sale Contract (as unanimously confirmed by both parties or from the cancellation date determined by a valid court ruling), that is, restore the Property to the condition when it is delivered by the Seller to the Buyer, the Property shall be free of any encumbrances (including mortgages, leases etc.), and the Buyer shall transfer the Property to the Seller. If the Buyer fails to move out of the Property within the aforesaid time limit, the Seller shall have the right to cut off water and power supplies (according to applicable laws) and to move the Buyer’s belongings out of the Property, and all resulting losses shall be independently borne by the Buyer.

5. After the Advance Sale Contract is cancelled, the Seller shall refund all previously paid purchase price of the Property to the Buyer (after deduction of the amounts to be borne by the Buyer according to the Advance Sale Contract and the attachments thereto) within 20 working days from the date of cancellation of the Advance Sale Contract (as unanimously confirmed by both parties or as determined by a valid court ruling); otherwise, the Seller shall pay penalty for performance delay, which shall be equivalent to 0.2‰ of the purchase price that the Seller should have refunded but has not refunded to the Buyerfor each day of the delay.

XII. Prevention of Business Bribery

During transaction of the Property, the Seller shall not provide any cash, gifts or other tangible or intangible benefits to employees of the Buyer or of the Buyer’s affiliated companies that have physical business relations with the Seller because of the trading of the Property, or/and their family members, the act of offering such items shall be deemed as business bribery, which, once discovered, will be immediately deemed as having caused material damages to the Buyer, in which event the Buyer shall have the right to terminate this Agreement and require the Seller to compensate all amounts hereunder. Except that insignificant amounts of promotional gifts offered in business transactions according to business practice shall be excluded.

XIII. Advertisement Effectiveness and Demo Units

1. Both parties acknowledge that their rights and obligations shall be subject to the provisions in the Advance Sale Contract and attachments thereto, this Supplementary Agreement and other relevant agreements. Neither party shall determine their rights and obligations based on the content stated by the Seller before or after signing the Advance Sale Contract and attachments thereto, this Supplementary Agreement and other relevant agreements by means of newspaper, TV, radio, outdoor billboards, property introduction leaflets, posters, promotional materials, the Internet or otherwise, and in the sand table of the Project.

2. The decorations, furniture and the main lighting devices in all rooms and functional areas of the demo units (i.e. “DEMO ROOM”) built by the Seller for the Project are for demonstration and reference use only. The decoration and fixture standards of the premises purchased by the Buyer shall be subject to the standards set forth in the Advance Sale Contract and this Supplementary Agreement.

XIV. Additional Provisions

1. Either party’s delay in exercising or not exercising a right under the Advance Sale Contract shall not constitute a waiver of the right; either party’s acceptance of the other party’s incomplete performance of obligations under this Supplementary Agreement does not mean waiver of the right to require the other party to fully perform the obligations.

2. The Advance Sale Contract includes the “Commercial Property Advance Sale Contract” and all attachments thereto. Unless otherwise stated in this Supplementary Agreement, if there is any inconsistence between the text of the “Commercial Property Advance Sale Contract” and other attachments and the text of this Supplementary Agreement, the latter shall prevail.

3. This Supplementary Agreement is determined through mutual negotiation and both parties clearly know and are willing to bear all content therein and its possible legal effects. Both parties agree not to cite relevant provisions of pro forma terms and conditions, and not require each other to assume additional responsibilities beyond the agreed ones.

Attachment X: Warranty Covenants

Quality Warranty Certificate

As to the Seller’s sale of the Property to the Buyer, the Seller hereby warrants as follows with regard to warranty of the Property according to applicable national regulations:

I. Quality Warranty

The Seller acknowledges that the Property has been designed and constructed in compliance with currently prevailing national construction specifications and technical standards, the Project is of conforming quality and has passed the completion inspection filing assessment of project quality by the authority in charge under the Beijing municipal government, the quality of the Property meets national inspection specifications and requirements, and the Property is therefore approved for delivery for use. The Seller assumes warranty responsibility for the Property according to applicable regulations of the State and of Beijing Municipality, and to this Quality Warranty Certificate. The Seller undertakes to abide by national warranty regulations for construction projects and assume warranty obligations within the term and scope of the warranty.

II. Identification of Warranty Responsibility

1. Except for the circumstances set forth in Article III, the Seller will assume warranty responsibility for any and all quality problems of the Property that are within the term and scope of the warranty, including but without limitation to quality problems or impacts on normal use as resulting from design, construction or material factors.

2. For avoidance of doubt, quality problems of decorations and improvements made by the Buyer independently and the “Design Changes and Equipment Alterations” set forth in Article I of the Supplementary Agreement to the Advance Sale Contract are not within the scope of the Seller’s warranty.

III. Exemption of Warranty Responsibility

1. The Buyer shall be independently responsible for repair in the event of improper use or maintenance by its own (including its employees, visitors or related persons), or its damages of the structure by hole-cutting, alteration, new construction or removal, or equipments, fixtures or decorations added by its own.

2. Quality damages arising from force majeure events beyond the permitted designed capacity, such as earthquake, fire, typhoon, war etc.

IV. Scope of Warranty

1. The Seller undertakes to provide the following warranty:

(1) Foundation and main structure works: the reasonable service life of the works as specified in the design document;

(2) Roofing waterproof works, toilets with waterproof requirement, and leakproofing of rooms and outer walls: five years;

(3) Decoration works: two years;

(4) Electric lines, water supply and drainage pipelines, equipment installations: two years; and

(5) Heat supply and cooling systems: two heating/cooling seasons.

2. Warranty for equipments and systems other than those listed above shall be subject to currently prevailing laws, regulations, specifications and standards of the State, and the warranty term shall be two years for all items for which no warranty term has been specified in relevant national and local regulations and the Advance Sale Contract.

3. The term of warranty shall commence on the date of delivery of the Property by the Seller to the Buyer.

V. Warranty Repair Procedure

1. When moving in the Property, the Buyer shall carefully check the parts within the Seller’s responsibility, try to find quality problems as early as possible, and write down the results of the check in the “Inspection and Transfer Form” or notify them to the Seller in writing. The Seller shall be responsible for rectification or repair.

2. After the Buyer moves in, the Seller shall appoint the property management company to take charge of routine repair of quality problems. The property management company shall be available to accept the Buyer’s repair requests for 24 hours per day. In the event of an urgent repair request involving water or power supply, the repair personnel shall reach the site within 60 minutes from the time of receipt of the request. In the case of civil engineering repair or likewise that involves a huge amount of work or is of certain difficulty, the repair personnel shall reach the site within 60 minutes from the time of receipt of the repair request, take necessary emergency measures depending on the circumstance at the site, and negotiate with the Buyer to determine a solution and agree upon a reasonable anticipated completion date of repair.

3. Warranty repair of key equipments and facilities (such as elevators, screen walls) shall be the responsibility of the original suppliers or the construction unit, the Seller shall provide the names and contact details of the suppliers at the time of transfer of the Property, and urge the suppliers to fulfill their repair and warranty responsibilities.

VI. Responsibilities

If the Seller fails to respond to the Buyer within the agreed time limit after reasonably notified and urged by the Buyer, or if it fails to fulfill its warranty obligation as per this Quality Warranty Certificate, the Buyer shall have the right to do the repair by its own or engage a third party to fulfill the repair, and all expenses (which shall be necessary and reasonable) and responsibilities arising therefrom shall be borne by the Seller. If other economic losses have been caused to the Buyer due to quality problems of the Property, the Buyer shall have the right to claim for compensation from the Seller.

(No Text Hereinafter)

Seller: Beijing Yinhe Wanda Real Estate Co., Ltd.
(Seal)

Authorized Representatives: /s/ Ding Xiben

Buyer: Beijing AmazGame Age Internet Technology Co., Ltd
(Seal)

Authorized Representatives: /s/ Wang Tao

Signing Date: August 13, 2009
Signing Place: Beijing